Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-224886, 333-228335, 333-98841, 333-133963, 333-160377, 333-175696, 333-187998, 333-188002, 333-203728, and 333-218080 on Form S-8 of our reports dated February 21, 2019, relating to the financial statements of Westwood Holdings Group, Inc., and the effectiveness of Westwood Holdings Group, Inc.'s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Westwood Holdings Group, Inc. for the year ended December 31, 2018.

/s/ Deloitte & Touche LLP
Dallas, Texas
February 21, 2019